Exhibit 99.1

Gulfport Water Systems Receive Perfect Scores in State Inspection

LOS ANGELES--(BUSINESS WIRE)--August 20, 2009--SouthWest Water Company (NASDAQ:SWWC) today announced that four City of Gulfport, Mississippi, water systems that are operated and maintained by SouthWest Water are perfect, according to the Mississippi State Department of Health. After a rigorous inspection and evaluation of five systems, four earned a perfect score of 5.0 and one earned the second-highest rating of 4.7.

“There is a lot that goes into making our water not only safe to drink, but making it the best quality water possible,” said George Schloegel, the mayor of Gulfport. “We could not be more pleased with these results and thank SouthWest Water for their professional operation of our systems.”

Each water system in Mississippi is subject to an annual evaluation by the state department of health in the following areas:

  Technical – Evaluates the functioning of processes and equipment, system maintenance and emergency backups.
  Managerial – Evaluates record keeping, operational policies and procedures, long range improvement plans and the effectiveness of the cross connection control program.
  Financial – Evaluates the review and adjustment of water rates, annual budget, financial accounting system and State audit reports.

“Gulfport is the second largest city in Mississippi and getting a perfect score on multiple drinking water systems that serve this many residents is a rare and major accomplishment,” said Jeff Blackwell, SouthWest Water’s project manager in Gulfport. “Fulfilling the state department’s stringent evaluation standards requires great operational focus and expertise. We are committed to providing the highest level of service to Gulfport’s residents and we are proud that these results show how our efforts are paying off for the City.”

The City of Gulfport began a public-private partnership with SouthWest Water in 1999 to operate and maintain the City’s Public Works Department, which includes the City’s five water systems. SouthWest Water operates over six hundred public-private partnerships across nine states including the recently awarded three-year operations and maintenance contract for the DeSoto County Regional Utility Authority’s western wastewater treatment facilities in Mississippi.

About SouthWest Water

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in nine states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

CONTACT:
SouthWest Water Company
DeLise Keim
VP Corporate Communications
213-929-1846
www.swwc.com
or
City of Gulfport
Ryan LaFontaine
Office of Public Information
228-868-5782
www.ci.gulfport.ms.us